EXHIBIT 99.1

Press Release dated December 27, 2016, announcing the Memorandum of Understanding between Airborne Wireless Network and Electric Lightwave Holdings, Inc.

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AIRBORNE WIRELESS NETWORK SIGNS MOU WITH ELECTRIC LIGHTWAVE HOLDINGS, INC., A FIBER, CABLE, AND DATA INFRASTRUCTURE PROVIDER

December 27, 2016

SIMI VALLEY, CALIFORNIA

Airborne Wireless Network (OTC QB: ABWN) is pleased to announce it has entered into an agreement with Electric Lightwave Holdings, Inc. (“Electric Lightwave”). This agreement creates a mutually beneficial relationship pursuant to which the ground segment of our contemplated Infinitus Super Highway™ will be supported by Electric Lightwave’s 12,500-mile fiber optics cable and data center network, which is located throughout the Western United States, including an undersea cable link to the Hawaiian Islands.

Furthermore, we believe this agreement is significant, as it provides us access to strategic properties on which we may construct our ground stations.

With this agreement, we have moved closer toward creating the Infinitus Super Highway™.

Jason T. de Mos, our Vice President of Business Development and Aviation Compliance, said, “This agreement will allow our contemplated Infinitus Super Highway™, once implemented, to reach the end users. Without a ground link, users would have no way to access our network. This agreement with Electric Lightwave Holdings, Inc. provides that initial link to the ground, paving the way for ground segment partnerships for the remainder of the United States.”

Also, pursuant to this agreement, Electric Lightwave has agreed to assist us with introductions and other support and advisory services during our testing phases through and including final system rollout.

On November 30, 2016, Zayo Group Holdings, Inc. (NYSE: ZAYO) announced it has entered into an agreement to acquire Electric Lightwave, formerly known as Integra Telecom, for $1.42 billion in cash. We do not believe that Zayo’s acquisition of Electric Lightwave will affect our agreement with Electric Lightwave.

About Airborne Wireless Network

Airborne Wireless Network intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. Each aircraft participating in the network will act as an airborne repeater or router sending and receiving broadband signals from one aircraft to the next creating a digital superhighway in the sky. Airborne Wireless Network intends is to be a high-speed broadband internet pipeline to improve coverage connectivity. Airborne Wireless Network does not intend to provide retail customer coverage to end users, but, instead, will act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. Airborne Wireless Network believes that Airborne Wireless Network's airborne digital highway is the logical solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses are limitless. Airborne Wireless Network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

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For further information see: www.airbornewirelessnetwork.com

Contact:

info@airbornewirelessnetwork.com

805-583-4302

About Electric Lightwave Holdings, Inc.

Electric Lightwave is the largest regional fiber-based network services provider in the western United States. Electric Lightwave provides critical data networking solutions, unified communications platforms, and cloud and security services to enterprises, governments and wholesale carriers. Headquartered in Vancouver, Washington, Electric Lightwave offers a fiber optic network that includes more than 8,000 miles of long haul fiber, 4,000 miles of metro fiber and high bandwidth access with up to 200 Gbps connections. For more information, visit www.electriclightwave.com.

Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

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